

<ARTICLE>                     5
<LEGEND>
The schedule  contains summary financial  information  extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>               Dec-31-1999
<PERIOD-END>                    Jun-30-1999
<CASH>                            5,799,430
<SECURITIES>                     73,422,489<F1>
<RECEIVABLES>                       503,748
<ALLOWANCES>                              0
<INVENTORY>                               0
<CURRENT-ASSETS>                  1,374,735<F2>
<PP&E>                                    0
<DEPRECIATION>                            0
<TOTAL-ASSETS>                   81,100,402
<CURRENT-LIABILITIES>                 9,132
<BONDS>                                   0
<PREFERRED-MANDATORY>                     0
<PREFERRED>                               0
<COMMON>                         80,931,022<F3>
<OTHER-SE>                          160,248<F4>
<TOTAL-LIABILITY-AND-EQUITY>     81,100,402
<SALES>                                   0
<TOTAL-REVENUES>                  3,071,427<F5>
<CGS>                                     0
<TOTAL-COSTS>                             0
<OTHER-EXPENSES>                    764,063<F6>
<LOSS-PROVISION>                          0
<INTEREST-EXPENSE>                        0
<INCOME-PRETAX>                   2,307,364
<INCOME-TAX>                              0
<INCOME-CONTINUING>               2,307,364
<DISCONTINUED>                            0
<EXTRAORDINARY>                           0
<CHANGES>                                 0
<NET-INCOME>                      2,307,364
<EPS-BASIC>                             0<F7>
<EPS-DILUTED>                             0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $59,282,932 and
    Mortgage-Backed  Securities ("MBS") of $14,139,557.

<F2>Includes  prepaid  acquisition  fees and expenses of $4,783,322 net of accumulated amortization of $3,781,289 and prepaid participation servicing fees of $1,505,207 net of accumulated amortization of $1,132,505.

<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($186,458) and Limited Partners equity of $81,117,480.

<F4>Unrealized gain on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $397,027 of amortization of prepaid fees and expenses.

<F7>Net  income  allocated  $69,221 to the General  Partners and  $2,238,143 to
    the Limited Partners. Average net income per Limited Partner interest is $.18 on 12,770,261 Limited Partner interests outstanding.

